EXHIBIT 99.1

                      PACIFIC MAGTRON INTERNATIONAL CORP.
         RECEIVES NOTIFICATION FROM NASDAQ REGARDING ITS STOCK LISTING

MILPITAS,   Calif.  -  (BUSINESS  WIRE)  -  March  7,  2003  -  Pacific  Magtron
International Corp. (the "Company") announced today that, by letter dated February 28, 2003, Nasdaq notified the Company that its common stock had failed to comply with the minimum market value of publicly held shares ("MVPHS") requirement of Nasdaq Marketplace Rule 4310(c)(7). The Company's common stock is, therefore, subject to delisting from the SmallCap Market. The Company has requested a hearing before a Listing Qualifications Panel, at which it will seek continued listing. The Company expects the hearing to be scheduled within 30 to 45 days.

The Company has also been notified by Nasdaq that the Company has not complied with Marketplace Rule 4310(c)(4), which requires a minimum bid price of $1.00 per share of common stock. The Company has until August 18, 2003 to comply with Rule 4310(c)(4). The Company will detail its plan to comply with both Rule 4310(c)(4) and the MVPHS requirement at the hearing referred to above. There can be no assurance that the Panel will grant the Company's request for continued listing.

Pacific Magtron International Corp. is an enterprise dedicated to providing total solutions in the computer marketplace, including supplying multimedia hardware; providing corporate information services related to networking and internet infrastructure; and developing advanced solutions and applications for internet users, resellers and service providers; and providing high quality electronic commerce and supply chain solutions. For more information visit our website at www.pacmag.com.

Contact Information:
Maven Strategic Partners
Ed Bailey, 801/502-6000 (Investor Relations)
E-mail: ir@pacmag.com